                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                       PROCTER & GAMBLE CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                   [P&G LOGO]

                          THE PROCTER & GAMBLE COMPANY

                                  -----------

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                                 -------------

                             PROCTER & GAMBLE HALL

                       AT THE ARONOFF CENTER FOR THE ARTS

                         ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 12, 1999

                                   [P&G LOGO]

                          THE PROCTER & GAMBLE COMPANY
                                   PO BOX 599
                          CINCINNATI, OHIO 45201-0599

                                                                 August 27, 1999

Fellow P&G Shareholders:

    It is my pleasure to invite you to this year's annual meeting of shareholders, which will be held on Tuesday, October 12.

    The meeting will convene at 12:00 noon, Eastern Daylight Time, on October 12 in the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

    Earlier this year, we announced the second phase of Organization 2005, P&G's far-reaching, strategic initiative to accelerate growth. This redesign of our structure, work processes and culture is focused on one objective: fully leveraging P&G's innovative capability. During this year's annual meeting, I will expand on our plans and detail the progress we're making to generate bigger, breakthrough innovations and greater speed to market. I hope you'll plan to join us.

    We appreciate your continued confidence in the Company, and look forward to seeing you on October 12.

                                          Sincerely,

                                          /s/ Durk I. Jager

                                          Durk I. Jager
                                          PRESIDENT AND CHIEF EXECUTIVE

                                   [P&G LOGO]

                          THE PROCTER & GAMBLE COMPANY
                                   PO Box 599
                          Cincinnati, Ohio 45201-0599

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                 August 27, 1999

    The annual meeting of shareholders of The Procter & Gamble Company will be held at the Procter & Gamble Hall of The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio 45202 on Tuesday, October 12, 1999 at 12 o'clock noon, Eastern Daylight Time. Attendance at the annual meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community.

    IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, YOU SHOULD BRING WITH YOU A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES.

    The purposes of this meeting are:

        A. To hear the reading of the minutes of the annual meeting of shareholders held on October 13, 1998 and to act thereon if they are incorrectly recorded;

        B.  To receive reports of officers;


        C. To elect five members of the Board of Directors with terms expiring at the annual meeting in 2002, as described at pages 3-4 in the proxy statement;



        D. To consider and act upon a proposal described at page 22 in the proxy statement to ratify the appointment of independent auditors;



        E. To consider and act upon a proposal described at pages 23-24 in the proxy statement to ratify and approve certain grants of stock options or stock appreciation rights.



        F. To consider and act upon, if presented at the meeting, a proposal submitted by a certain shareholder as described at pages 24-25 in the proxy statement; and


        G. To consider such other matters as may properly come before the meeting.

    Shareholders of record at the close of business on Friday, July 30, 1999 will receive notice of and be entitled to vote at the meeting.

    Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they can be directed to a special section where an interpreter will be available.

    A copy of the annual report of the Company for the fiscal year ended June 30, 1999 has been mailed to each shareholder of record as of July 30, 1999.


    SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. SHAREHOLDERS CAN VOTE THEIR SHARES (1) VIA A TOLL-FREE TELEPHONE CALL IN THE U.S. AND CANADA, (2) VIA THE INTERNET, OR (3) BY MAILING THEIR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE RECEIVED BY THE COMPANY'S PROXY TABULATOR, AUTOMATIC DATA PROCESSING, BY 9:00 A.M. ON TUESDAY, OCTOBER 12, 1999. SPECIFIC INSTRUCTIONS TO BE FOLLOWED BY ANY REGISTERED SHAREHOLDER INTERESTED IN VOTING VIA TELEPHONE OR THE INTERNET ARE SET FORTH ON THE PROXY CARD.


                                  By order of the Board of Directors,

                                                 TERRY L. OVERBEY
                                                    Secretary

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                          THE PROCTER & GAMBLE COMPANY

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 12, 1999
--------------------------------------------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES


    The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation by mail, proxies may be solicited in person, by telephone, via online methods or telegraph; such solicitation on behalf of the Proxy Committee of the Board may be made by Directors, officers and regular employees of the Company and by representatives of Georgeson & Company Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company Inc. a fee of $16,000, plus reasonable expenses, for its services in this regard. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided through any voting method offered when casting the proxy being revoked, including a writing signed by the shareholder, or telephonic, online or telegraph processes. Such notice of revocation should be delivered to the Company's proxy tabulator, Automatic Data Processing.


    The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements; any expenses incurred by Company representatives in making the contacts referred to above; charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; costs of returning the proxies; and fees of Automatic Data Processing for tabulating the responses. These are the only contemplated expenses of solicitation, and they will be paid by the Company.

                                 VOTING RIGHTS


    The holders of record of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock at the close of business on Friday, July 30, 1999 are entitled to vote on matters to come before the meeting. On that date, 1,315,150,346 shares of Common Stock, 58,085,562 shares of Series A ESOP Convertible Class A Preferred Stock and 37,484,836 shares of Series B ESOP Convertible Class A Preferred Stock were issued and outstanding. As provided in the Amended Articles of Incorporation, each share of Common and Series A and B ESOP Convertible Class A Preferred Stock is entitled to one vote.


    Participants in The Procter & Gamble Shareholder Investment Program are entitled to vote shares of the Company's Common Stock held for their account under that Program pursuant to an omnibus proxy executed in their favor by the Custodian of such Program.

    Participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan have the right to instruct the Trustees of such Trust as to how to vote shares of stock allocated to their accounts. The Plan also provides that the Trustees shall vote any shares allocated to accounts of participants as to which such instructions have not been received in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the Plan provides that the Trustees shall vote unallocated shares of stock held in such Trust in direct proportion to the voting of allocated shares in such Trust as to which voting instructions have been received.

    The vote required for the election of Directors and approval of the other proposals is set forth in the discussion of each item to be voted upon.

                             ELECTION OF DIRECTORS

    The Regulations of the Company provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The Regulations provide that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of Directors permits.

    Pursuant to the provisions of the Regulations described above, there are five Directors of the Company whose terms expire at the annual meeting in 1999. The five Directors whose terms are expiring in 1999 are described in the section immediately below. It is the Board's intention that these five persons will be nominated for new terms extending to the annual meeting in 2002 and until their successors are duly elected. Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of these five nominees. In the election of members of the Board of Directors, the five candidates receiving the most votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors may recommend.

    Directors whose terms expire at the annual meetings in 2000 and 2001 are described in separate sections below.

         NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2002


                    Donald R. Beall -- Retired Chairman and Chief Executive
    [PHOTO] Officer, Rockwell International Corporation (industrial automation, avionics and communications, and electronic commerce) and Chairman of the Executive Committee. Director of Rockwell International Corporation, Conexant Systems, Inc., Meritor Automotive, Inc. and Times-Mirror Company; Director of the Company since 1992; Chairman of the Audit Committee and member of the Executive and Public Policy Committees; age 60.

                    Gordon F. Brunner -- Chief Technology Officer. Director of
    [PHOTO]         the Company since 1991; age 60.

                    Richard B. Cheney -- Chief Executive Officer, Halliburton
    [PHOTO]         Company (energy services, engineering and construction).
                    Director of Halliburton Company, Electronic Data Systems Corporation, and Union Pacific Corporation; Director of the Company since 1993; member of the Audit, Compensation and Public Policy Committees; age 58.

                    Durk I. Jager -- President and Chief Executive. Director of
    [PHOTO]         Eastman Kodak Company; Director of the Company since 1989;
                    member of the Executive Committee; age 56. As previously announced, Mr. Jager will succeed Mr. Pepper as Chairman of the Board on September 1, 1999.

                    Charles R. Lee -- Chairman and Chief Executive Officer, GTE
    [PHOTO] Corporation (telecommunication services). Director of GTE Corporation, United Technologies Corporation and USX Corporation. Director of the Company since 1994; member of the Audit, Board Organization and Nominating, and Compensation Committees; age 59.

    All of the nominees for election as Directors with terms expiring in 2002, except Mr. Cheney, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Mr. Cheney has been an executive officer of Halliburton Company since October 1, 1995. He was a Senior Fellow at the American Enterprise Institute for Public Policy Research, Washington, DC, from January, 1993 until September 30, 1995. Prior to that, Mr. Cheney was Secretary of Defense of the United States from March 17, 1989 to January 20, 1993.


    Each of the nominees for election as Directors with terms expiring in 2002 was elected a Director by the shareholders at the annual meeting in 1996.

                     DIRECTORS WITH TERMS EXPIRING IN 2000


                    Edwin L. Artzt -- Retired Chairman of the Board and Chief
    [PHOTO] Executive, Chairman of the Board of Spalding Sports Worldwide, Inc. Director of American Express Company, Delta Air Lines, Inc., Evenflo Company, Inc. and GTE Corporation; Director of the Company from 1972 to 1975 and since 1980; Chairman of the Executive Committee and member of the Finance and Public Policy Committees; age 69. Mr. Artzt will retire from the Board effective September 14, 1999.

                    Norman R. Augustine -- Chairman of the Executive Committee,
    [PHOTO] Lockheed Martin Corporation (aerospace, electronics, telecommunications, information management, and energy systems). Director of Lockheed Martin Corporation, The Black and Decker Corporation and Phillips Petroleum Company; Director of the Company since 1989; Chairman of the Compensation Committee and member of the Executive and Finance Committees; age 64.

                    Richard J. Ferris -- Retired Co-Chairman, Doubletree
    [PHOTO] Corporation. Director of BP Amoco Corporation and Candlewood Hotel Company, Inc.; Director of the Company since 1979; Chairman of the Finance Committee and member of the Executive, and Public Policy Committees; age 63.

                    John C. Sawhill, Ph.D. -- President and Chief Executive
    [PHOTO] Officer, The Nature Conservancy (an international conservation organization). Director of Pacific Gas & Electric Company, NACCO Industries, Newfield Exploration Company, and Vanguard Group of Mutual Funds; Director of the Company since 1996; member of the Audit, Board Organization and Nominating, and Public Policy Committees; age 63.

                    John F. Smith, Jr. -- Chairman and Chief Executive Officer,
    [PHOTO] General Motors Corporation (automobile and related businesses). Director of General Motors Corporation; Director of the Company since 1995; member of the Audit, Board Organization and Nominating, and Public Policy Committees; age 61.

                    Marina v.N. Whitman, Ph.D. -- Professor of Business
    [PHOTO]         Administration and Public Policy, University of Michigan.
                    Director of Aluminum Company of America, Browning-Ferris Industries, Inc., Chase Manhattan Corporation and its subsidiary Chase Manhattan Bank, and Unocal Corporation; Director of the Company since 1976; Chairman of the Board Organization and Nominating Committee, and member of the Compensation and Finance Committees; age 64.

    All of the Directors with terms expiring in 2000, except Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.


    Each of the Directors with terms expiring in 2000 was elected a Director by the shareholders at the annual meeting in 1997.

                     DIRECTORS WITH TERMS EXPIRING IN 2001


                    Joseph T. Gorman -- Chairman and Chief Executive Officer,
    [PHOTO] TRW Inc. (electronic, automotive, industrial and aerospace equipment). Director of TRW Inc. and Aluminum Company of America; Director of the Company since 1993; member of the Compensation, Executive and Finance Committees; age 61.

                    Lynn M. Martin -- Professor, J. L. Kellogg Graduate School
    [PHOTO] of Management, Northwestern University. Director of Ameritech Corporation, Ryder System, Inc., TRW Inc., Dreyfus Funds and Harcourt General Inc.; Director of the Company since 1994; member of the Finance, Board Organization and Nominating, and Public Policy Committees; age 59.

                    John E. Pepper -- Chairman of the Board. Director of
    [PHOTO] Motorola, Inc. and Xerox Corporation; Director of the Company since 1984; member of the Executive Committee; age
                    61. As previously announced, Mr. Pepper will be succeeded as Chairman of the Board by Mr. Jager on September 1, 1999. Effective September 14, 1999, following Mr. Artzt's retirement from the Board, Mr. Pepper will become Chairman of the Executive Committee.

                    Ralph Snyderman, M.D. -- Chancellor for Health Affairs,
    [PHOTO] Executive Dean, School of Medicine at Duke University, and President/CEO of Duke University Health System. Director of Ariad, Inc.; Director of the Company since 1995; member of the Audit, Board Organization and Nominating, and Public Policy Committees; age 59.

                    Robert D. Storey -- Partner in the law firm of Thompson,
    [PHOTO] Hine & Flory, L.L.P., Cleveland, Ohio. Director of GTE Corporation and The May Department Stores Company; Director of the Company since 1988; Chairman of the Public Policy Committee and member of the Audit and Board Organization and Nominating Committees; age 63.

    All of the Directors with terms expiring in 2001, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives. Mr. Storey has been a partner in the law firm of Thompson, Hine & Flory since January 1, 1993.

    Each of the Directors with terms expiring in 2001 was elected a Director by the shareholders at the annual meeting in 1998.

                            COMMITTEES OF THE BOARD

    The EXECUTIVE COMMITTEE (established in 1905) met once during the fiscal year ended June 30, 1999. As prescribed by the Regulations of the Company, the Committee has the authority of the Board of Directors for the management of the business and affairs of the Company between meetings of the Board.

    The AUDIT COMMITTEE (established in 1940) met four times during the fiscal year ended June 30, 1999 with representatives of Deloitte & Touche LLP and financial management to review accounting, control, auditing and financial reporting matters. The Committee is responsible, among other things, for recommending to the Board the firm of independent auditors to be retained, approving professional services rendered and reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm, which regularly meets privately with the Committee.

    The BOARD ORGANIZATION AND NOMINATING COMMITTEE (established in 1972) met three times during the fiscal year ended June 30, 1999. The Board Organization and Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement Director to the Board. The Committee makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Regulations of the Company. The Committee also has responsibility for reviewing issues of corporate governance and making recommendations thereon to the Board. Shareholders wishing to communicate with the Board Organization and Nominating Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

    The COMPENSATION COMMITTEE met five times during the fiscal year ended June 30, 1999. The Compensation Committee (or its predecessor Committees, which served the same function under different names and which were established commencing in 1960) is responsible for fixing or agreeing to the salary and other compensation of all principal officers of the Company elected by the Board, and advising the Chief Executive on policy matters concerning officers' compensation. The Compensation Committee is also responsible for administration of The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992. The authority of the Committee under the Plan includes selection of key employees for participation in the Plan and determination of numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to such employees pursuant to the Plan. The Committee is also charged with on-going administration and interpretation of the Plan and of its predecessor plans, The Procter & Gamble 1983 Stock Plan and the Plan for Use of Shares in Payment of Remuneration, both of which have been superseded as to new grants by The Procter & Gamble 1992 Stock Plan.

    The FINANCE COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1999. The Finance Committee is responsible for reviewing and making recommendations to the Board on the following matters: the Company's annual financing plans; the Company's global financing objectives and principles, financial strategies and capital structure; funding and oversight of pension and benefit plans; the Company's insurance program; and, after separately being cleared in principle with the full Board, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

    The PUBLIC POLICY COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1999. The Public Policy Committee is responsible for reviewing activities of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments and local communities. The Public Policy Committee reviews equal employment opportunity and advancement, environmental quality, employee safety and health, product safety, contributions and community relations.

        CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS


    During the fiscal year ended June 30, 1999 a total of ten meetings of the Board and 19 meetings of Committees of the Board were held. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 85%. Mr. Augustine was only able to attend 63.2% of such meetings partly as a result of a death in the family.


    Directors who are not employees receive a retainer of $55,000 per year, paid quarterly. The last quarterly retainer payment is contingent upon the Director's having attended at least 75% of the Board meetings held during the fiscal year. The attendance requirement may be waived by the Compensation Committee for reasons of health or other urgent personal circumstances. Directors may also elect to convert a portion or all of their fees for services as a Director into Common Stock of the Company pursuant to The Procter & Gamble 1993 Non-Employee Directors' Stock Plan.

    Non-employee Directors also receive an annual grant of restricted stock on the first business day in the calendar year with a value of approximately $20,000 on the date of grant. Non-employee Directors were also granted a stock option on February 26, 1999 with a term of fifteen years to purchase 1,000 shares of the Company's Common Stock at an exercise price of $89.2188, the fair market value of the Common Stock on the date of grant. The Company does not pay directors' fees to Directors who are employees of the Company. Directors who are not employees of the Company are also provided insurance coverage in the amount of $750,000 payable in the event of accidental death or disability occurring while traveling on Company business. Such Directors also receive reimbursement for expenses of such travel.

    Fees otherwise payable to a non-employee Director who has elected to come under The Procter & Gamble Deferred Compensation Plan for Directors are credited to such Director's account but not funded. Interest is credited to such an account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. Such a deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the electing Director, at the Director's option, elected in advance of being earned.

    As part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors has in place a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and Chief Executive. Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Company. Under this Program the Company intends to make charitable contributions of up to a total of $1 million following the death of any such participant with such contribution to be allocated in accordance with each participant's recommendations among up to five charitable organizations. The following current and retired Directors of the Company are participants in this Program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Durk I. Jager, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, John E. Pepper, David M. Roderick, John C. Sawhill, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey and Marina v.N. Whitman. Beneficiary organizations designated under this Program must be tax-exempt under Section 501(c)(3) of the Internal

Revenue Code, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the corporation in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the Program should result in little or no long-term cost to the Company under present law.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

    The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

    Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble's business; (b) provide a strong incentive for key managers to achieve the Company's goals; and (c) make prudent use of the Company's resources.

    Procter & Gamble has an enviable record of recruiting, training and developing its executive talent from within -- an achievement few other corporations have matched. In addition, the Company's long-term performance, as measured by sales and earnings growth and other relevant measures, has been very positive. This record suggests the principles that drive our compensation program have, over time, delivered the desired results.

    Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organization capacity. In addition, employees are expected to uphold the fundamental principles embodied in the Company's Statement of Purpose and Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these financial and non-financial objectives, executives not only contribute to their own success, but also help ensure our business, employees, shareholders and the communities in which we live and work will prosper.

ELEMENTS OF EXECUTIVE COMPENSATION

    It is the Company's long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 80% of executive compensation (other than retirement credits) to be variable, at-risk elements. When the Company achieves solid earnings growth and stock price appreciation, executive compensation levels will be expected to equal or exceed the middle compensation range for a comparative group of companies. This group includes a combination of leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble (and with which Procter & Gamble must compete in hiring and retaining the employees it needs). The composition of this group is updated periodically in order to assure its continued relevance.

    The Committee believes the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies. This conclusion is derived in part from consultations with independent outside compensation consultants, with whom the Committee meets annually.

    Annual compensation elements for fiscal 1998-99 include base salary and two forms of incentives, the Performance Bonus Award and the Profit Incentive Award. Long-term incentive compensation includes stock options and a Long-Term Incentive Plan award based on Total Shareholder Return relative to a peer group of companies.


    In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive's account. The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan is a qualified plan providing retirement benefits for U.S.-based employees.

    Organization 2005, the largest reorganization in Company history, involves a change from regional to global profit centers, local market development organizations, centralized/streamlined business services and smaller corporate function organizations. This effort will create an environment that will support a culture embracing the concepts of stretch, innovation and speed.


    Beginning in fiscal 1999-00, consistent with the Company's compensation principles as well as the changes required by our Organization 2005 direction, the Committee approved a number of revisions to the Company's executive compensation program. These changes are designed to encourage breakthrough results. They will support the Company's accelerated growth strategy and, by placing more pay at risk, provide greater rewards for superior performance with appropriate downside risk. They will encourage stretch performance, greater innovation, intelligent risk taking and greater speed while simplifying the program by combining the current two forms of short-term incentive into one.


ANNUAL COMPENSATION

    Annual compensation currently consists of base salary and two forms of annual incentives.

    Executive pay ranges are established based on a careful examination of survey data from a comparative group of companies gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the line of business index shown on the performance graph. Executive compensation ranges are targeted to be in the middle of this group of companies. Within the established range structure, the Committee approves changes in amounts of executive compensation based on individual performance evaluations and time in position.


    One annual incentive award, the Performance Bonus Award, is based on an evaluation of each executive's individual performance. A separate annual award, the Profit Incentive Award, is tied to the net profit achievement of the Company and/or certain business units as compared to preset goals as well as an assessment of such business unit's overall performance. If this performance, after any adjustments approved by the Compensation Committee for unusual items, is not satisfactory, no awards are made.


    Senior management and the Committee believe that differences in performance should result in significantly different levels of annual cash compensation.

LONG-TERM INCENTIVES

    Long-term incentives currently consist of stock options and Long-Term Incentive Plan (LTIP) awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

    The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted. These grants and rights are fully exercisable after three years and have a fifteen-year life. The number of shares normally awarded is based on the individual's total short-term compensation and competitive grant values for that level of compensation. Grants are performance-based in that they are tied to individual compensation levels which are already performance-based. These awards are designed to be competitive with awards made by companies in the survey group. The number of option shares currently held by each executive is not considered in determining awards. Grants are only made to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to become owners of the business, which helps to further align their interests with the shareholders' interests. Options have no value unless the price of the Company's stock increases, and they are exercisable only by the employee and cannot be transferred except in case of death. We are shifting our grant cycle from February to September for future grants to be able to take fiscal year results into consideration. As a result, the February grant was reduced by 50% to avoid higher than competitive grant levels.

    The goal of the LTIP is to consistently deliver a Total Shareholder Return
(TSR) at least in the top half of a peer group of companies over the most recent three-year period. When this occurs, awards ranging from 50% to 150% of the Performance Bonus Award can be earned. No awards are paid for ranking in the bottom one-third of the peer group. Awards are generally made in the form of stock, stock restricted until retirement, or as stock options in accordance with the terms of the 1992 Stock Plan.

    The Company firmly believes the interests of the Company and its employees are inseparable. One of the ways this is demonstrated is through share ownership and ownership behavior. Globally, we estimate that our employees and retirees currently own about one-fifth of Procter & Gamble's outstanding shares. We believe this is significantly higher than most other major corporations and serves to create a strong focus on the long-term growth of the Company and its stock.

    To support the Company's desire to increase management's stock ownership, the Committee approved a share retention program for its most senior managers . Specific guidelines require participants to achieve and then retain a multiple of their base salary in shares of Procter & Gamble stock. Higher level managers are required to retain a larger multiple. The Chief Executive's multiple is three times base salary. Shares held in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan are not counted towards the achievement of these ownership targets.

    Regarding the limitation of deductions available for compensation paid to the Company's named executives under Internal Revenue Code Section 162(m), stock option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. The Committee granted some or all of the named executives' Performance Bonus, Profit Incentive and Long-Term Incentive Plan awards in the form of stock options or retirement restricted stock in order to avoid the loss of deductibility related to such compensation. The Executive Compensation Tables provide further details. With these adjustments, the potential tax liability from any loss of deductibility is nominal.

COMPENSATION OF THE CHIEF EXECUTIVE


    Effective January 1, 1999, Durk I. Jager, previously President and Chief Operating Officer, succeeded John E. Pepper as Chief Executive Officer. Mr. Pepper continues to serve as Chairman of the Board. The compensation of Messrs. Jager and Pepper during fiscal year 1998-99, consists of the same elements as for other senior executives, namely base salary, annual incentives, stock options, and LTIP awards.



    In determining Messrs. Jager's and Pepper's compensation package, the Committee reviewed the Company's financial and business performance for 1998-99. This review was based on a number of qualitative and quantitative factors including sales, earnings, unit volume, market share, profit margins, return on equity, growth in earnings, total shareholder return, innovation and human resource development. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors. In its review, the Committee noted significant progress against the Company's long-term objectives. Fiscal year 1998-99 was a record year for sales and earnings. The Company's profit margins reached their highest level in 58 years. The Company's underlying strategy of offering consumers products providing better value continues to build the business. There has been an increased emphasis on both new product initiatives and strategic acquisitions while divesting non-strategic brands. The Company's shareholder return remains strong. After ranking in the top third among a group of peer companies during the past five and ten years, P&G ranked near to top third during the latest three year period by averaging a 27% annualized return. While we recognize that the Company continues to fall short of its net sales growth objective, plans are in place to meet our long-term goals. In fact, the Company made excellent progress during the past year in designing and transitioning to its new Organization 2005 structure, which will enable the employees to accelerate the Company's growth rate by better leveraging global opportunities.



    Mr. Jager's base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his promotion to Chief Executive, and competitive chief executive officer pay information derived from an independent consulting organization. Mr. Pepper's base salary was established based on similar considerations. Their Performance Bonus Award was based on the Committee's overall evaluation of individual performance.



    The Chief Executive's LTIP award reflecting the Company's relative TSR performance over the most recent three fiscal years was calculated on the same basis as for all other covered executives. This equaled 70% of Messrs. Jager's and Pepper's Performance Bonus Award.


    Messrs. Jager's and Pepper's regular award of stock options for 1998-99, as with other optionees, was based on their total short-term compensation and competitive survey data.


    In February, 1999, two grants of stock options were made for those senior executives, including Messrs. Jager and Pepper, who are subject to Section 162(m) referenced earlier. Both grants were for the same number of shares and at the same grant price. One grant had a one-year vesting and ten-year term (current form) and the other had three-year vesting and 15-year term. If the shareholders approve the proposal described in this proxy statement to provide for the 15-year term grants for these executives, they will remain in force and the one-year vesting, ten-year term grants will be canceled. If the proposal is not approved, the three-year vesting, 15-year term grants will be canceled and grants with the current one-year vesting and ten-year term will remain in force. Similar dual grants of stock options were made to Mr. Jager in connection with his Performance Bonus and LTIP awards, which he received in the form of stock options as explained in the Executive Compensation Tables below.


                NORMAN R. AUGUSTINE, Chairman     CHARLES R. LEE
                RICHARD B. CHENEY                 MARINA V.N. WHITMAN
                JOSEPH T. GORMAN

                         EXECUTIVE COMPENSATION TABLES

    The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company's four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE
                      (DOLLAR FIGURES SHOWN IN THOUSANDS)


                                                                                        Long-Term Compensation
                                                                                                Awards
                                                                                       -------------------------
                                              Annual Compensation                                     Securities
                           ---------------------------------------------------------    Restricted    Underlying
   Name and Principal                                                 Other Annual        Stock        Options/       All Other
        Position            Year      Salary          Bonus(1)       Compensation(2)    Awards(3)      SARs(4)     Compensation(5)
-------------------------  -------  -----------      ----------      ---------------   ------------   ----------   ---------------
John E. Pepper             1998-99  $   1,250.0(6)         0(7)          $    0          $2,023.0      108,632        $  341.6
 Chairman of the           1997-98      1,250.0            0(8)               0           1,974.0      134,917           327.5
 Board                     1996-97      1,180.0            0(9)               0           1,661.0      142,691           306.8

Durk I. Jager              1998-99      1,318.3            0(10)              0                 0      128,551           350.6
 President and             1997-98      1,185.0            0(11)              0                 0      158,336           306.0
 Chief Executive           1996-97      1,035.0            0(12)              0                 0      166,212           265.9

Wolfgang C. Berndt         1998-99        765.3        340.0(13)          334.6(14)             0       42,730           241.3
 President-Global          1997-98        711.7            0(15)          122.1(14)             0       83,675           230.2
 Fabric & Home Care        1996-97        663.3            0(16)          345.0(14)             0       96,796           215.5
 and Europe

Jorge P. Montoya           1998-99        730.7            0(17)          218.1(14)         544.0       34,791            55.5
 President-Global          1997-98        655.1            0(18)          249.5(14)         476.8       66,708            63.4
 Food & Beverage           1996-97        584.1        137.5(19)          378.2(14)         306.6       64,730           173.2
 and Latin America

A. G. Lafley               1998-99        712.9        250.0(20)          126.9(14)             0       42,760           597.4
 President-Global          1997-98        635.0        336.6(21)          178.9(14)             0       63,237           742.2
 Beauty Care and           1996-97        555.0            0(22)           13.1(14)         478.8       57,676         1,093.6
 North America

Gordon F. Brunner          1998-99        610.0            0(23)              0             290.0       35,107           166.1
 Chief Technology          1997-98        580.0            0(24)              0             406.0       56,655           152.6
 Officer                   1996-97        550.0            0(25)              0             448.0       72,850           143.6



(1) The Performance Bonus and Profit Incentive Awards may be made in the form of cash, restricted stock or stock options and Long-Term Incentive Plan Awards may be made in the form of stock, restricted stock or stock options as approved by the Compensation Committee. Awards received in the form of cash or stock are reported in this column. Awards received in the form of restricted stock or stock options are reported under the appropriate long-term compensation column. Any Profit Incentive Award that might be made for fiscal 1998-99 is not yet calculable and, in accordance with Securities and Exchange Commission regulations, will be reported in the proxy statement for the annual meeting of shareholders on October 10, 2000.


(2) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

(3) All restricted stock awarded to the named executives for 1998-99 will vest on retirement. The number and value (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 1999 was: Mr. Pepper, 163,988 shares ($14,277); Mr. Jager, 34,241 shares ($2,981); Mr. Berndt, 3,246 shares ($282); Mr.
     Montoya, 20,338 shares ($1,770); Mr. Lafley, 13,508 shares ($1,176); and
     Mr. Brunner, 61,283 shares ($5,335). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low price on the New York Stock Exchange on June 30, 1999 ($87.0625). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.



(4) For fiscal year 1998-99, in addition to the regular award of stock options, these figures include options granted on July 1, 1999 to Messrs. Jager and Lafley for the 1998-99 Performance Bonus Award and options granted on July 9, 1999 to Messrs. Jager, Berndt, Lafley and Brunner for the 1998-99 Long-Term Incentive Plan Award. See footnotes 10, 13, 20 and 23 below. Options for the 1998-99 Profit Incentive Award will be granted on or about September 15, 1999 and reported in the proxy statement for the annual meeting of shareholders on October 10, 2000. As explained in the Report of the Compensation Committee, and as detailed in the Option Grants Table, Messrs. Jager, Pepper and Lafley received dual, conditional grants of stock options. Each grant was for the same number of shares and at the same grant price, but with different vesting and exercise periods. One of the grants will be automatically canceled on October 12, 1999 following the vote of the shareholders on the Proposal to Ratify and Approve Certain Grants of Stock Options or Stock Appreciation Rights (see pages 23-24).


(5)  All Other Compensation (in thousands of dollars) -- details for 1998-99:


                                            Profit         Flexible                   International
                                          Sharing and    Compensation                  Assignment      Total All
                                            Related         Program        Imputed    Equalization       Other
Name                                     Contributions   Contributions     Income       Payments     Compensation
---------------------------------------  -------------  ---------------  -----------  -------------  -------------
John E. Pepper                             $   281.8       $    50.0      $     9.8     $     0        $   341.6
Durk I. Jager                                  297.3            47.4            5.9           0            350.6
Wolfgang C. Berndt                               0               0              2.8         238.5          241.3
Jorge P. Montoya                                 0               0              1.4          54.1           55.5
A. G. Lafley                                   160.7            19.0            2.8         414.8          597.4
Gordon F. Brunner                              137.5            23.2            5.4           0            166.1



(6) In addition to the salary listed above for Mr. Pepper, he also received 1,861 shares ($170,000 value) of retirement restricted stock in lieu of a salary increase effective July 1, 1998.



(7) Mr. Pepper's Performance Bonus Award of $1,090,000 was paid in the form of retirement restricted stock; and his Long-Term Incentive Plan Award of $763,000 was paid in the form of retirement restricted stock.



(8) In fiscal year 1997-98, Mr. Pepper's Performance Bonus Award of $940,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $658,000 was paid in the form of retirement restricted stock; and his Profit Incentive Award of $376,000 was paid in the form of retirement restricted stock.



(9) In fiscal year 1996-97, Mr. Pepper's Performance Bonus Award of $790,030 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $687,300 was paid in the form of retirement restricted stock ($515,475) and stock options ($171,825); and his Profit Incentive Award of $474,000 was paid in the form of retirement restricted stock ($355,500) and stock options ($118,500).



(10) Mr. Jager's Performance Bonus Award of $815,000 was paid in the form of stock options; and his Long-Term Incentive Plan Award of $570,500 was paid in the form of stock options.



(11) In fiscal year 1997-98, Mr. Jager's Performance Bonus Award of $640,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $448,000 was paid in the form of stock options; and his Profit Incentive Award of $256,000 was paid in the form of stock options.

(12) In fiscal year 1996-97, Mr. Jager's Performance Bonus Award of $565,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $491,550 was paid in the form of stock options; and his Profit Incentive Award of $339,000 was paid in the form of stock options.



(13) Mr. Berndt's Performance Bonus Award of $340,000 was paid in the form of cash; and his Long-Term Incentive Plan Award of $238,000 was paid in the form of stock options.



(14) Tax equalization payments to cover incremental taxes required to be paid to Belgium for Mr. Berndt, to Venezuela for Mr. Montoya and to Japan for Mr. Lafley, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.



(15) In fiscal year 1997-98, Mr. Berndt's Performance Bonus Award of $290,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $203,000 was paid in the form of stock options; and his Profit Incentive Award of $165,300 was paid in the form of stock options.



(16) In fiscal year 1996-97, Mr. Berndt's Performance Bonus Award of $260,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $226,200 was paid in the form of stock options; and his Profit Incentive Award of $243,750 was paid in the form of stock options.



(17) Mr. Montoya's Performance Bonus Award of $320,000 was paid in the form of retirement restricted stock; and his Long-Term Incentive Plan Award of $224,000 was paid in the form of retirement restricted stock.



(18) In fiscal year 1997-98, Mr. Montoya's Performance Bonus Award of $320,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $224,000 was paid in the form of stock options; and his Profit Incentive Award of $156,800 was paid in the form of retirement restricted stock.



(19) In fiscal year 1996-97, Mr. Montoya's Performance Bonus Award of $275,000 was paid in the form of cash ($137,500) and retirement restricted stock ($137,500); his Long-Term Incentive Plan Award of $239,250 was paid in the form of stock options; and his Profit Incentive Award of $169,125 was paid in the form of retirement restricted stock.



(20) Mr. Lafley's Performance Bonus Award of $305,000 was paid in the form of cash ($250,000) and stock options ($55,000); and his Long-Term Incentive Plan Award of $213,500 was paid in the form of stock options.



(21) In fiscal year 1997-98, Mr. Lafley's Performance Bonus Award of $305,000 was paid in the form of cash; his Long-Term Incentive Plan Award of $213,500 was paid in the form of stock options; and his Profit Incentive Award of $61,000 was paid in the form of cash ($31,600) and stock options ($29,400).



(22) In fiscal year 1996-97, Mr. Lafley's Performance Bonus Award of $255,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $221,850 was paid in the form of stock options; and his Profit Incentive Award of $223,763 was paid in the form of retirement restricted stock.



(23) Mr. Brunner's Performance Bonus Award of $290,000 was paid in the form of retirement restricted stock; and his Long-Term Incentive Plan Award of $203,000 was paid in the form of stock options.



(24) In fiscal year 1997-98, Mr. Brunner's Performance Bonus Award of $290,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $203,000 was paid in the form of stock options; and his Profit Incentive Award of $116,000 was paid in the form of retirement restricted stock.



(25) In fiscal year 1996-97, Mr. Brunner's Performance Bonus Award of $280,048 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $243,600 was paid in the form of stock options; and his Profit Incentive Award of $168,000 was paid in the form of retirement restricted stock.

                          OPTION GRANTS IN LAST FISCAL YEAR
                         (DOLLAR FIGURES SHOWN IN THOUSANDS)


                                                                                                       Potential Realizable
                                                                                                         Value at Assumed
                                                                                                       Annual Rates of Stock
                                                Number of     % of Total                                Price Appreciation
                                               Securities       Options                                 for Option Term(2)
                                               Underlying     Granted to      Exercise                 ---------------------
                                                 Options     Employees in     or Base     Expiration      (a)         (b)
Name                                           Granted(1)     Fiscal Year      Price         Date          5%         10%
---------------------------------------------  -----------   -------------   ----------   ----------   ----------  ---------
John E. Pepper                                   108,632(3)        1.6%       $ 89.2188      2/26/14    $10,457.0  $30,793.9
Durk I. Jager(4)                                  80,620(3)        1.2%         89.2188      2/26/14      7,760.5   22,853.4
                                                  28,056(3)        0.4%         87.1563       7/1/14      2,638.3    7,769.2
                                                  19,875(3)        0.3%         86.1250       7/9/14      1,846.8    5,438.6
Wolfgang C. Berndt(5)                             34,438           0.5%         89.2188      2/26/14      3,315.0    9,762.1
                                                   8,292           0.1%         86.1250       7/9/14        770.5    2,269.0
Jorge P. Montoya                                  34,791           0.5%         89.2188      2/26/14      3,349.0    9,862.2
A. G. Lafley(6)                                   33,427(3)        0.5%         89.2188      2/26/14      3,217.7    9,475.6
                                                   1,896(3)        0.0%         87.1563       7/1/14        178.3      525.0
                                                   7,437(3)        0.1%         86.1250       7/9/14        691.1    2,035.1
Gordon F. Brunner                                 28,033           0.4%         89.2188      2/26/14      2,698.5    7,946.5
                                                   7,074           0.1%         86.1250       7/9/14        657.3    1,935.7



(1) All of these options, which were granted pursuant to The Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the third anniversary of the date of grant, and have a term of fifteen years. Stock options expiring on July 1, 2014 and July 9, 2014 are related to Performance Bonus and Long-Term Incentive Plan Awards, respectively. In addition to the options with a 15-year term and three-year vesting, Messrs. Pepper, Jager and Lafley also received a second grant of stock options for the same number of shares and at the same grant price, but with a ten-year term and one-year vesting. All of the stock option grants to Messrs. Pepper, Jager and Lafley were conditional. If the shareholders adopt the resolution set forth in the Proposal to Ratify and Approve Certain Grants of Stock Options or Stock Appreciation Rights (see pages 23-24), the conditions on the 15-year term grants will be removed and the ten-year term grants will be canceled. If the shareholders fail to adopt this resolution, the conditions on the ten-year term grants will be removed and the 15-year term grants will be canceled.


(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for fifteen (or ten) years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until fifteen (or ten) years later. Depending on inflation rates, these amounts may be worth significantly less in fifteen (or ten) years in real terms, than the value shown.


(3) Conditional options granted with one-year vest and ten-year term. Calculations provided assuming shareholder approval of three-year vest and 15-year term.



(4) Mr. Jager also received an award of 11,088 stock options on September 15, 1998 with an exercise price of $69.2813 and an expiration date of September 15, 2008 for his Profit Incentive Award earned in fiscal year 1997-98. This option award had potential realizable values of $483.1 and $1,224.3 at assumed rates of appreciation of 5% and 10%, respectively.

(5) Mr. Berndt also received an award of 7,158 stock options on September 15, 1998 with an exercise price of $69.2813 and an expiration date of September 15, 2008 for his Profit Incentive Award earned in fiscal year 1997-98. This option award had potential realizable values of $311.9 and $790.4 at assumed rates of appreciation of 5% and 10%, respectively.



(6) Mr. Lafley also received an award of 1,275 stock options on September 15, 1998 with an exercise price of $69.2813 and an expiration date of September 15, 2008 for his Profit Incentive Award earned in fiscal year 1997-98. This option award had potential realizable values of $55.6 and $140.8 at assumed rates of appreciation of 5% and 10%, respectively.


                AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                         EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)
                      (DOLLAR FIGURES SHOWN IN THOUSANDS)


                                                                         Number of Securities     Value of Unexercised In-
                                                Shares                  Underlying Unexercised    the-Money Options/SARs at
                                               Acquired                 Options/SARs at FY End            FY End(3)
                                                  on         Value     -------------------------  -------------------------
Name                                           Exercise   Realized(2)  Exercisable Unexercisable  Exercisable Unexercisable
---------------------------------------------  ---------  -----------  ----------  -------------  ----------  -------------
John E. Pepper                                   119,874   $ 7,274.0    1,043,428      108,632    $ 46,749.0    $     0.0
Durk I. Jager                                     31,000     1,988.4      855,594      175,405      35,847.3        215.8
Wolfgang C. Berndt                                     0         0.0      464,603       66,094      19,832.1        135.1
Jorge P. Montoya                                   9,000       560.2      239,161       42,168       7,654.6         29.6
A. G. Lafley                                      18,000       971.9      261,471       51,064       9,307.7          0.0
Gordon F. Brunner                                 44,000     3,192.7      396,813       41,791      17,543.1          6.6


(1) Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.


(2) Options/SARs prior to 1999 were granted for terms of up to ten years. The value realized on options/ SARs exercised during the last fiscal year represents the total gain over the years the options/SARs were held by the executive. If this total gain is divided by the average number of years the options/SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/SAR exercises were as follows: Mr. Pepper, $884.9; Mr. Jager, $220.9; Mr. Berndt, $0.0; Mr. Montoya, $112.0; Mr. Lafley, $162.0; and Mr. Brunner, $354.7.



(3) Calculated based on the fair market value of the Company's Common Stock on June 30, 1999 ($87.0625 per share) minus the exercise price.


                              RETIREMENT BENEFITS


    Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. These are defined contribution plans. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the "All Other Compensation" column (see footnote (5) to such Table). In addition, Mr. Jager is enrolled in the Pension Plan of Procter & Gamble Benelux N.V. (Netherlands Branch), where he joined the Company. Messrs. Jager and Montoya are also enrolled in a supplemental retirement plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. Mr. Berndt is enrolled in the Pension Plan of Procter & Gamble GmbH (Germany). Mr. Berndt was a participant in the Austrian pension plan and enrolled in the supplemental plan for Germans who previously participated in other pension plans. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $365,883 for Mr. Jager, $866,759 for Mr. Berndt and $142,899 for Mr. Montoya.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

    The following graph compares the five-year cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper & Forest Products Index, the S&P Personal Care Index, the S&P Health Care Diversified Index and the S&P Foods Index weighted based on the Company's current fiscal year revenues.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  FISCAL YEARS

                        P&G COMMON         COMPOSITE GROUP    S&P 500
1994                       $100.00                 $100.00    $100.00
1995                       $135.97                 $136.82    $126.05
1996                       $175.90                 $160.72    $158.90
1997                       $273.60                 $230.14    $213.82
1998                       $362.36                 $266.16    $278.40
1999                       $350.17                 $292.08    $341.67

    The graph assumes a $100 investment made on July 1, 1994 and the reinvestment of all dividends, as follows:

                                                   Dollar Value of $100 Investment at June 30
                                        ----------------------------------------------------------------
                                          1994       1995       1996       1997       1998       1999
                                        ---------  ---------  ---------  ---------  ---------  ---------
P&G Common............................  $  100.00  $  135.97  $  175.90  $  273.60  $  362.36  $  350.17

Composite Group.......................  $  100.00  $  136.82  $  160.72  $  230.14  $  266.16  $  292.08

S&P 500...............................  $  100.00  $  126.05  $  158.90  $  213.82  $  278.40  $  341.67

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following tables give information concerning the beneficial ownership of the Company's Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on July 30, 1999:

                                  COMMON STOCK


                                                                  AMOUNT AND NATURE OF BENEFICIAL
                                                                             OWNERSHIP
                                                               --------------------------------------
                                                               DIRECT(1) AND
                                                                  PROFIT                  TRUSTEESHIPS  PERCENT
                                                                  SHARING      RIGHT TO   AND FAMILY      OF
OWNER                                                             PLAN(2)     ACQUIRE(3)  HOLDINGS(4)    CLASS
-------------------------------------------------------------  -------------  ----------  -----------  ---------
Edwin L. Artzt                                                    471,499.0      676,000      --          (5)
Norman R. Augustine                                                12,096.0        8,000      --          (5)
Donald R. Beall                                                     7,170.0        8,000      14,444      (5)
Wolfgang C. Berndt                                                 65,132.0      480,809      --          (5)
Gordon F. Brunner                                                 188,386.3      403,497      --          (5)
Richard B. Cheney                                                   4,666.0        8,000       2,800      (5)
Richard J. Ferris                                                  36,310.0        8,000      --          (5)
Joseph T. Gorman                                                    8,461.0        8,000       2,000      (5)
Durk I. Jager                                                     128,179.1      891,360      --          (5)
A. G. Lafley                                                       42,956.9      268,500       3,504      (5)
Charles R. Lee                                                     11,140.0        8,000      --          (5)
Lynn M. Martin                                                      4,191.0        8,000      --          (5)
Jorge P. Montoya                                                   54,205.9      246,538      95,558      (5)
John E. Pepper                                                    841,008.4    1,043,428       3,164      (5)
John C. Sawhill                                                     5,498.0        4,000      --          (5)
John F. Smith, Jr.                                                  7,036.0        6,000      --          (5)
Ralph Snyderman                                                     5,708.0        6,000      --          (5)
Robert D. Storey                                                    3,418.0        2,000      --          (5)
Marina v.N. Whitman                                                 8,428.9        8,000       1,600      (5)

28 Directors and executive officers, as a group                 2,478,936.9    5,583,819     132,070     .623%


(1) Sole discretion as to voting and investment of shares.

(2) Shares allocated to personal accounts of executive officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trusts in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(3) If acquired, would have sole discretion as to voting and investment of shares.

(4) The individuals involved share voting and/or investment powers with other persons.


(5) Less than .145% for any one Director or executive officer.

               SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK


                                                                               AMOUNT AND NATURE OF
                                                                               BENEFICIAL OWNERSHIP
                                                                            ---------------------------
                                                                             PROFIT
                                                                             SHARING                      PERCENT
OWNER                                                                        PLAN(1)     TRUSTEESHIPS    OF SERIES
--------------------------------------------------------------------------  ---------  ----------------  ---------
Edwin L. Artzt                                                                 --             --            --
Norman R. Augustine                                                            --             --            --
Donald R. Beall                                                                --             --            --
Wolfgang C. Berndt                                                             --             --            --
Gordon F. Brunner                                                             7,477.9         --            (2)
Richard B. Cheney                                                              --             --            --
Richard J. Ferris                                                              --             --            --
Joseph T. Gorman                                                               --             --            --
Durk I. Jager                                                                 7,427.5         --            (2)
A. G. Lafley                                                                  5,757.0         --            (2)
Charles R. Lee                                                                 --             --            --
Lynn M. Martin                                                                 --             --            --
Jorge P. Montoya                                                              6,519.7         --            (2)
John E. Pepper                                                                7,477.9         --            (2)
John C. Sawhill                                                                --             --            --
John F. Smith, Jr.                                                             --             --            --
Ralph Snyderman                                                                --             --            --
Robert D. Storey                                                               --             --            --
Marina v.N. Whitman                                                            --             --            --

28 Directors and executive officers, as a group                              86,364.8         --           .149%

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing
 Trust and Employee Stock Ownership Plan, PO Box 599, Cincinnati, Ohio
 45201-0599 (G. V. Dirvin, W. O. Coleman and C. C. Carroll, Trustees)          --       28,325,845.9(3)   48.77%


(1) Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.


(2) Less than .014% for any one Director or executive officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.


(3) Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

               SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK


                                                                                AMOUNT AND NATURE OF
                                                                                BENEFICIAL OWNERSHIP
                                                                             ---------------------------
                                                                              PROFIT
                                                                              SHARING                      PERCENT
OWNER                                                                         PLAN(1)     TRUSTEESHIPS    OF SERIES
---------------------------------------------------------------------------  ---------  ----------------  ---------
Edwin L. Artzt                                                                   694.7         --            (2)
Norman R. Augustine                                                             --             --            --
Donald R. Beall                                                                 --             --            --
Wolfgang C. Berndt                                                              --             --            --
Gordon F. Brunner                                                                518.2         --            (2)
Richard B. Cheney                                                               --             --            --
Richard J. Ferris                                                               --             --            --
Joseph T. Gorman                                                                --             --            --
Durk I. Jager                                                                    184.7         --            (2)
A. G. Lafley                                                                    --             --            --
Charles R. Lee                                                                  --             --            --
Lynn M. Martin                                                                  --             --            --
Jorge P. Montoya                                                                --             --            (2)
John E. Pepper                                                                   518.2         --            (2)
John C. Sawhill                                                                 --             --            --
John F. Smith, Jr.                                                              --             --            --
Ralph Snyderman                                                                 --             --            --
Robert D. Storey                                                                --             --            --
Marina v.N. Whitman                                                             --             --            --

28 Directors and executive officers, as a group                                1,915.8         --          .0051%

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust
 and Employee Stock Ownership Plan, PO Box 599, Cincinnati, Ohio 45201-0599
 (G. V. Dirvin, W. O. Coleman and C. C. Carroll, Trustees)                      --       29,510,608.1(3)   78.73%


(1) Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.


(2) Less than .002% for any one Director or executive officer.


(3) Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act. On July 30, 1999, Lynn M. Martin, a Director, filed a Form 5 for fiscal year ended June 30, 1999 to correct inadvertent failures to report 590 shares acquired on May 8, 1998 and 145 shares acquired on September 1, 1998 directly owned by Ms. Martin. On August 12, 1999, Jorge P. Montoya, an executive officer, filed a Form 5 for fiscal year ended June 30, 1999 to correct inadvertent failures to report a change from direct to indirect beneficial ownership of 92,558 shares placed in a trust arrangement dated March 25, 1998.


           TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

    During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson, Hine & Flory in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or the law firm.

    During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999-00. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

    One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on October 12, 1999. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

    The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

        RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company's independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2000 is hereby ratified, confirmed and approved.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION.

    The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal.

                     PROPOSAL TO RATIFY AND APPROVE CERTAIN
                            GRANTS OF STOCK OPTIONS
                          OR STOCK APPRECIATION RIGHTS

    The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

        RESOLVED, That all outstanding grants of conditional stock options with a life of more than ten (10) years, granted under The Procter & Gamble 1992 Stock Plan to the Chief Executive or to any other executive officer subject to the provisions of Section 162(m) of the Internal Revenue Code and subject to taxation under United States law, are hereby ratified and approved and such conditions are hereby removed effective October 12, 1999; and

        RESOLVED FURTHER, That stock options or stock appreciation rights granted after October 12, 1999 under The Procter & Gamble 1992 Stock Plan to the Chief Executive or to any officer subject to the provisions of Section 162(m) of the Internal Revenue Code and subject to taxation under United States law shall have a maximum life of no more than fifteen (15) years from the date of grant.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION FOR THE FOLLOWING REASONS:

    On January 12, 1999, the Board of Directors amended Article G, paragraph 1 of The Procter & Gamble 1992 Stock Plan as follows to permit the granting of stock options or stock appreciation rights with a maximum life of no more than fifteen (15) years (previously, the maximum life was ten (10) years):

    ARTICLE G -- EXERCISE OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

        1. All stock options and stock appreciation rights granted hereunder shall have a maximum life of no more than <*>fifteen (15)</*> <#>ten
    (10)</#> years from the date of grant<*>; provided, however, that any stock options or stock appreciation rights with a life of more than ten (10) years from the date of grant that have been conditionally granted to the Chief Executive or to any other executive officer subject to the provisions of
    Section 162(m) of the Internal Revenue Code and subject to taxation under United States law, as it may be amended from time to time, prior to the annual meeting of shareholders scheduled for October 12, 1999 shall automatically be canceled effective October 12, 1999 if the shareholders do not adopt a resolution at such annual meeting approving grants to such officers with a maximum life of up to fifteen (15) years from the date of grant.(1)</*>


    As recommended by the Compensation Committee, the Board approved this amendment as part of a comprehensive re-design of the Company's executive compensation programs related to the Organization 2005 program. The Compensation Committee recommended moving to the longer term grants to encourage participants to hold their stock options for a longer period. At the same time, the Compensation Committee extended the vesting period on stock options from one year to three years thereby making this change essentially cost neutral to the Company.


    The Procter & Gamble 1992 Stock Plan, which was approved by the shareholders at the annual meeting on October 13, 1992, authorizes the award of stock options, stock appreciation rights or shares of common stock to key employees as part of their compensation. The Plan is administered by the Compensation Committee, which establishes the terms and amount of all awards within the parameters set forth in the Plan.

    The Plan currently provides that the exercise price for any stock option may not be less than 100% of the fair market value of the Company's common stock on the day of the grant and stock options may not be exercisable within one (1) year from the date of grant except in the case of death. The maximum number of shares available for award under the Plan in each calendar year is one percent (1%) of the total issued shares of the common stock of the Company as of June 30 of the immediately preceding year. Any shares

(1) New language is indicated by underlining. Language to be deleted is lined out.

authorized, but not awarded in any calendar year, are permitted to be awarded in succeeding calendar years. The maximum number of stock options that may be granted to any employee in any calendar year shall not exceed five percent (5%) of the number of shares available for award.


    As discussed in the Report of the Compensation Committee and as detailed in the Executive Compensation Tables set forth earlier in this Proxy Statement, the senior executives who are subject to the provisions of Section 162(m) of the Internal Revenue Code and subject to taxation under United States laws received dual, conditional grants of stock options. Each grant was for the same number of shares and at the same grant price, with one grant having a ten-year term and one-year vesting and the other a 15-year term and three-year vesting. If the shareholders approve this resolution, the conditions on the 15-year term grants will be removed and the ten-year term grants will be canceled. If the shareholders fail to approve this resolution, the conditions on the ten-year term grants will be removed and the 15-year term grants will be canceled. The approval of this resolution will also permit the future granting to such executives of stock options or stock appreciation rights with a maximum life of up to fifteen (15) years.


    The Board believes it is in the best interests of the shareholders for the senior executives to receive grants of stock options with a 15-year term identical to the grants made to all other participants receiving grants of stock options or stock appreciation rights under The Procter & Gamble 1992 Stock Plan. Accordingly, the Board recommends a vote FOR this resolution.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock issued and outstanding, voting together as a class, is required to adopt this proposal. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions and "broker non-votes" will be counted as a vote AGAINST this proposal.

                             SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL NO. 1

    Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owning 400 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

        RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

    Mrs. Davis has submitted the following statement in support of her resolution:

        REASONS: Until recently, directors of P&G were elected annually by all shareholders.

        The great majority of New York Stock Exchange listed corporations elect all their directors each year.

        This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

        Last year the owners of 364,480,347 shares, representing approximately 36.4% of shares voting, voted FOR this proposal.

        If you AGREE, please mark your proxy FOR this resolution.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

    The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

    This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since 1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms.

    In each such year they defeated the proposal to return to annual election of the entire Board, with over 63% voting against it at the most recent shareholders meeting. We believe this affirms the Board's view that the current system of election is working effectively.

    This year's resolution and the arguments in support of it are identical to those in prior years. The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

    The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                            2000 ANNUAL MEETING DATE


    It is anticipated that the 2000 annual meeting of shareholders will be held on Tuesday, October 10, 2000. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company's proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, April 28, 2000.


                                 OTHER MATTERS

    No action will be taken with regard to the minutes of the annual meeting of shareholders held October 13, 1998 unless they have been incorrectly recorded.

    The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

                                     [LOGO]

                           PRINTED ON RECYCLED PAPER

#0038-7106

                                  [LOGO]

                              ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 1999 at 12:00 noon at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

--------------------------------------------------------------------------------

                          THE PROCTER & GAMBLE COMPANY

[LOGO]

          SHAREHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
            ANNUAL MEETING OF SHAREHOLDERS-TUESDAY, OCTOBER 12, 1999

     The undersigned hereby appoints John E. Pepper, Durk I. Jager and Gordon F. Brunner, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company's Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 12, 1999 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. The Trustees will vote shares of the Company's Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.


     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY AND THE TRUSTEES OF THE PLAN TRUST LISTED ABOVE PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, AUTOMATIC DATA PROCESSING, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 9:00 A.M. ON TUESDAY, OCTOBER 12, 1999 FOR COMMON SHARES TO BE VOTED AND 5:00 P.M. ON MONDAY, OCTOBER 11, 1999 FOR THE TRUSTEES TO VOTE THE PLAN SHARES. AUTOMATIC DATA PROCESSING WILL REPORT SEPARATELY TO THE PROXY COMMITTEE AND TO THE TRUSTEES AS TO PROXIES RECEIVED AND VOTING INSTRUCTIONS PROVIDED, RESPECTIVELY. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY AUTOMATIC DATA PROCESSING AND NOT PROVIDED TO THE COMPANY.

[LOGO]

PROXY SERVICES                VOTE BY PHONE - 1-800-690-6903
P.O. BOX 9139                 Use any touch-tone telephone to transmit your
FARMINGDALE, NY 11735         voting instructions anytime before 12:00 a.m.
                              on October 12, 1999. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                              VOTE BY INTERNET - www.proxyvote.com
                              Use the internet to transmit your voting instructions anytime before 12:00 a.m. on October 12, 1999. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

                              VOTE BY MAIL
                              Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to The Procter & Gamble Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717




TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
-------------------------------------------------------------------------------
                                            DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY

The Board of Directors recommends a vote FOR the following actions or proposals (as described in the accompanying Proxy Statement). If you sign and return this card without marking, this proxy card will be treated as being FOR each proposal.

VOTE ON DIRECTORS
1.   ELECTION OF DIRECTORS (terms expiring in 2002)
     Nominees: 01) Donald R. Beall, 02) Gordon F. Brunner, 03) Richard
     B. Cheney, 04) Durk I. Jager, and 05) Charles R. Lee

     For     Withheld    For All   To withhold authority to vote,
     All         All     Except    mark "For All Except" and write
     / /        / /       / /      the nominee's number on the line
                                   below.

                                   -----------------------


VOTE ON PROPOSALS                                  For     Against  Abstain
2.   Ratify Appointment of Independent Auditors    / /       / /      / /


3.   Ratify and Approve Certain Grants of Stock
     Options or Stock Appreciation Rights
                                                   / /       / /      / /

     The Board of Directors recommends a vote AGAINST the following shareholder proposal (as described in the accompanying Proxy Statement), if presented at the annual meeting. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposal.

                               For      Against   Abstain
4.  Board of Directors terms   / /        / /       / /


NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.


-------------------------------------------------------------------------------


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Signature [PLEASE SIGN WITHIN BOX]     Date     Signature (Joint Owners)   Date

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[LOGO]

Dear Shareholder:

On August 27, 1999 we sent you a notice and proxy statement plus proxy card for the annual meeting of The Procter & Gamble Company to be held on Tuesday, October 12, 1999.

As of September 28 your proxy card has not been received by Automatic Data Processing, the Company's proxy tabulator. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

                                                  THE PROCTER & GAMBLE COMPANY
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